Exhibit 10.6

DEFERRED COMPENSATION PROGRAM

Effective November 6, 2017

1.	NAME AND PURPOSE

1.1    Name. The name of this Program is the “Leggett & Platt, Incorporated Deferred Compensation Program.”

1.2    Purpose. The Program is intended to provide selected key employees, non-employee directors and advisory directors of the Company the opportunity to defer future compensation. The Program is an unfunded deferred compensation program for a select group of management and/or highly compensated employees as described in ERISA. Options and Stock Units provided for in the Program will be granted under the Company’s Flexible Stock Plan, as amended, and will be subject to the terms of that plan.

2.	DEFINITIONS

2.1    Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.

2.2    Benefits. The benefits available under the Program, including Options, Stock Units and L&P Cash Deferrals.

2.3    Committee. The Compensation Committee of the Board of Directors of the Company or, except as to Section 16 Officers, any persons to whom the administrative authority has been delegated.

2.4    Common Stock. The Company’s common stock, $.01 par value.

2.5    Company. Leggett & Platt, Incorporated.

2.6    Compensation. Salary, bonuses, director fees, and all other forms of cash compensation earned and vested in a calendar year. Bonuses may be earned and vested in one calendar year, but become payable in the following calendar year.

2.7    Deferred Compensation. Any Compensation that would have become payable to a Participant but for the Participant’s election to defer such Compensation.

2.8    Disability. A Participant is considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.9    Dividend Contribution. The Company’s contribution of dividend amounts to a Participant’s account made pursuant to Section 5.2.

2.10    Election. A Participant’s election to defer Compensation, which sets forth the percentage or amount of Compensation to be deferred and such other items as the Committee may require.

2.11    Employer. The Company or any directly or indirectly majority-owned subsidiary, partnership or other entity of the Company.

2.12    ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.13    L&P Cash Deferral. The deferral of Compensation into an obligation of the Company to pay on a future date or dates the Compensation plus interest thereon determined pursuant to Section 5.4.

2.14    Option. An option to purchase shares of Common Stock issued pursuant to Section 4.

2.15    Participant. A director of the Company, a Section 16 Officer of the Company, or a management or highly compensated employee of the Employer selected by the Committee, who has delivered a signed Election form to the Company. The Committee may revoke an individual’s right to participate in the Program if he no longer meets the Program’s eligibility requirements or for any other reason. Such termination will not affect Benefits previously vested under the Program.

2.16    Section 16 Officers. All officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

2.17    Section 409A. Section 409A of the Internal Revenue Code, including all regulations and other guidance of general applicability issued thereunder.

2.18    Stock Unit. A unit of account deemed to equal a single share (or fractional share) of Common Stock. No Participant or Beneficiary will have any of the rights of a shareholder with respect to Stock Units.

2.19    Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

3.	ELECTION TO DEFER

3.1    Type and Amount of Deferral. Each Participant may elect to defer all or a portion of his Compensation into an Option, Stock Units, an L&P Cash Deferral, or any combination of the three.

3.2    Election. A Participant’s Election must be made on or before December 15th for Compensation relating to the following calendar year, except that newly eligible Participants may (subject to the Company’s insider trading policy) make an Election during the calendar year within 30 days of first becoming eligible for participation for Compensation earned subsequent to the date of Election. Elections may be modified or withdrawn until such time as an original Election could no longer be made.

The Committee may provide for Elections at any other times with respect to all or any part of Compensation or Contributions to the extent that such Elections are consistent with the requirements of Section 409A.

3.3    Benefit Plan Contributions and Payroll Deductions. If Compensation payable after giving effect to a deferral Election will be insufficient to make all Company benefit contributions and required tax withholdings, the Participant must, at the time of the Election, make arrangements suitable to the Company for the payment of such amounts.

3.4    Vesting. Benefits under the Program vest when the Participant would have been vested in the Compensation but for the election to defer. Benefits not vested will terminate immediately upon a Participant’s termination of employment or, with respect to non-employee directors, termination of service.

4.	OPTIONS

4.1    Number of Options and Exercise Price. Unless the Committee determines otherwise, the number of Option shares granted to a Participant is equal to the nearest number of whole shares determined under the following formula:

Compensation Foregone x 5
Exercise Price

“Compensation Foregone” means the Compensation the Participant elected to defer into Options. The “Exercise Price” for each share covered by an Option is the fair market value of Company stock on the Grant Date.

4.2    Grant Date. Options will be granted as of December 15th (or the next business day, if December 15th is not a business day) of each year or such other date as the Committee determines (the “Grant Date”).

4.3    Term of Options. The term of an Option will expire 10 years after the Grant Date (the “Expiration Date”).

4.4    Exercise of Options. Options will be exercisable on March 15th of the year following the year the compensation is earned and vested. (For directors, Options are exercisable on December 31st of the year the compensation is earned and vested.) However, despite any later specified date for exercise, any vested portion of an Option will become exercisable in full upon the death or Disability of the Participant. An Option may be exercised by delivering notice to the Company’s captive broker accompanied by payment of the Exercise Price for the shares purchased. Such payment may be made in cash, by delivering or attesting to ownership of shares of L&P Common Stock or a combination of cash and Common Stock. No shares will be delivered in connection with an Option exercise unless all amounts required to satisfy tax and any other required withholdings have been paid.

An Option may be exercised only by a Participant during his life or, in the case of Disability, by his guardian or legal representative. Upon the death of a Participant, the Option may be exercised by his Beneficiary or, if the Participant fails to designate a Beneficiary, by his legal representative.

Although the Company intends to settle the Option exercise in stock, notwithstanding any other provision of the Program, the Company reserves the right, subject to the Committee’s approval, to settle the Option exercise in cash in lieu of shares of Common Stock. If settled in cash, the amount of the payment will be equal to the Fair Market Value (as defined in the Company’s Flexible Stock Plan) of the number of shares of Common Stock that would otherwise be issued upon Option exercise. Fair Market Value shall be determined at the date of exercise, in the same manner as if the exercise would have been settled in shares of Common Stock.

4.5    Non-Qualified Options. All Options will be non-qualified options that are not entitled to special tax treatment under §422 of the Internal Revenue Code.

4.6    No Shareholders’ Rights. A Participant will have no rights as a shareholder with respect to the shares covered by his Option until stock has been issued for the shares. No adjustment will be made for dividends or other rights for which the record date is before the issuance date.

5.	STOCK UNIT AND L&P CASH DEFERRALS

5.1    Stock Units. An account will be established to track Stock Units for each Participant who elects a Stock Unit deferral. Compensation will be deferred on a bi-weekly basis or as Compensation otherwise would have been paid, unless the Committee determines otherwise. All deferrals and Dividend Contributions to a Participant’s account will be used to acquire Stock Units at a price equal to 80% of the fair market value of a share of Common Stock on the date such deferrals and Dividend Contributions are made.

5.2    Dividend Contributions. On the date a cash dividend is paid on Common Stock, the Company will make a Dividend Contribution equal to the per share cash dividend on the number of Stock Units credited to the Participant’s account on the dividend record date.

5.3    Stock Unit Distributions. Prior to distribution, Stock Units will be converted to the appropriate number of whole shares of Common Stock. The Company will make the distributions by January 31st of the elected distribution year. For installment elections, each annual distribution will be equal to the balance of Stock Units in the Participant’s account divided by the number of payments remaining.

The Company will withhold from the shares distributed any amount required to pay applicable taxes (at the Company’s required withholding rate). Alternatively, the Participant may pay such taxes in cash if he elects to do so before the distribution date. The Company may, at any time, require a Participant to settle the tax liability in cash.

Although the Company intends to settle Participants’ accounts in stock, notwithstanding any other provision of the Program, the Company reserves the right, subject to the Committee’s approval, to pay Stock Units in cash in lieu of shares of Common Stock. If settled in cash, the amount of the distribution will be equal to the Fair Market Value (as defined in the Company’s Flexible Stock Plan) of the number of shares of Common Stock that would otherwise be issued. Fair Market Value shall be determined at the date the shares would otherwise have been issued.

5.4    Interest on L&P Cash Deferral. L&P Cash Deferrals will bear interest at a rate established by the Committee. The interest will begin accruing on the date the Deferred Compensation would have been paid but for the deferral. Until the Committee determines otherwise, the Chief Financial Officer will determine the interest rates.

5.5    Timing and Form of Distribution. The Participant will select the timing and form of distribution for Stock Unit and L&P Cash Deferrals on his Election form. The first payment date may not be earlier than two years after the Election is made or such other date as the Committee determines. The Committee may establish maximum deferral periods and maximum payout periods. Until otherwise determined, distribution payouts must begin within 10 years of the effective date of the deferral, and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout.

The Participant may make an election to extend the payout period or change the form of distribution for Stock Unit and L&P Cash Deferrals, not to exceed any maximum payout period established by the Committee. For purposes of the foregoing, each payout date in an installment distribution election will be treated as a separate election. Unless otherwise permitted under rules applicable to Section 409A, the election change must be made not less than 12 months before the scheduled payment date and must extend the distribution payment by at least five years.

5.6    Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Committee may, in its sole discretion and as permitted under applicable law, authorize an early distribution of a Participant’s vested L&P Cash Deferral or Stock Unit account and cancellation of the Participant’s election. Amounts distributed due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need.

5.7    Unsecured Creditor. The Company’s obligation to a Participant for Stock Unit and L&P Cash Deferrals is a mere promise to pay shares or money in the future and the Participant will have the status of a general unsecured creditor of the Company.

5.8    Claims under ERISA. The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.

If a Participant believes he is entitled to receive a distribution under the Program and he does not receive such distribution, he must make a claim in writing to the Committee. The Committee will review the claim. If the claim is denied, the Committee will provide a written notice of denial within 90 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; any additional information to perfect the claim and why such information is necessary; the steps to be taken if a review is sought, including, as applicable, the right to file an action under Section 502(a) of ERISA following an adverse determination; and the time limits for requesting a review and for review.

If a claim is denied and the Participant desires a review, he will notify the Secretary in writing within 60 days of the receipt of notice of denial. In requesting a review, the Participant may review the Program or any related document and submit any written statement he deems appropriate. The Secretary will then review the claim and, if the decision is adverse to the Participant, provide a written decision within 60 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; a statement that the Participant is entitled to receive, upon request and free of charge, copies of documents relied upon in making the decision; and, as applicable, the Participant’s right to bring an action under Section 502(a) of ERISA.

6.	COMPANY BENEFIT PLANS

6.1    Impact on Benefit Plans. The deferral of Compensation under the Program is not intended to affect other Employer benefit plans in which the Participant is participating or may be eligible to participate. The impact of the Program on other benefits is described below.

•	401(k) Plans – Participation in the Program will reduce compensation eligible for contributions under an Employer 401(k) plan in the year the compensation is earned.

•	Executive Stock Unit Program—The amount of payroll deduction for Stock Units under the Company’s Executive Stock Unit Program (“ESU Program”) will be calculated as if no deferral had occurred. In the case of an ESU Program Participant who defers 100% of Compensation under the Deferred Compensation Program, the Company will make the Matching Contribution and Additional Matching Contribution under the ESU Program as though the full Participant’s Contribution had been made.

•	Discount Stock Plan—Contributions under the Discount Stock Plan will be calculated as if no deferral had occurred.

•	Life Insurance and Disability Benefits—To the extent the level of benefits is based upon a Participant’s compensation, Deferred Compensation will be included when it would have otherwise become payable but for the deferral.

6.2    Contributions. Except as provided in Section 6.1, the Participant must make contributions and payments under all Employer benefit plans in which he is participating in the amounts required as if no deferral had occurred. If there is not sufficient Compensation after deferral from which to withhold required contributions and payments, the Participant must make arrangements suitable to the Company for payment of the required amounts.

7.	ADMINISTRATION

7.1    Administration. Except to the extent the Committee otherwise designates pursuant to Section 7.2(e), the Committee will control and manage the operation and administration of the Program.

7.2    Committee’s Authority. The Committee will have such authority as may be necessary to discharge its responsibilities under the Program, including the authority to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to Benefits and rights under the Program; (d) maintain records concerning the Program; (e) designate any Company employee or committee to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program; and (f) determine the content and form of the Participant’s Election and all other documents required to carry out the Program.

7.3    Section 16 Officers and Non-Employee Directors. Notwithstanding the foregoing, (i) the Committee may not delegate its authority with respect to Section 16 Officers, and (ii) the Board of Directors must approve any action related to Benefits for non-employee directors or advisory directors.

7.4    Compliance with Applicable Law. Notwithstanding anything contained in the Program or in any document issued under the Program, it is intended that the Program will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Program will be interpreted to meet such requirements. To the extent permitted by Section 409A, the Committee retains the right to delay a Participant distribution if the payment of such distribution would violate securities laws, eliminate or reduce the Company’s tax deduction by application of Section 162(m) of the Internal Revenue Code, violate loan covenants or other contractual terms to which the Company is a party, or otherwise result in material harm to the Company.

8.	MISCELLANEOUS

8.1    Change in Capitalization. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Option shares and Exercise Price and the number of Stock Units credited to a Participant’s account will be appropriately adjusted.

8.2    No Right of Employment. Nothing contained in the Program or in any document issued under the Program will constitute evidence of any agreement or understanding that the Employer will employ or retain the Participant for any period of time or at any particular rate of compensation.

8.3    Beneficiary. A Participant may designate one or more Beneficiaries to receive all of his Benefits resulting from any deferrals under this Program if he dies. A Participant may change or revoke a designation of a Beneficiary at any time upon written notice to the Company.

If a notice of beneficiary is not on file or if the Beneficiary is not living when the Participant dies, the Participant’s estate will be his Beneficiary.

8.4    Transferability. No Benefits or interests therein may be transferred, assigned or pledged during a Participant’s lifetime. Benefits may not be seized by any creditor of a Participant or Beneficiary or transferred by operation of law in the event of bankruptcy or insolvency. Any attempted assignment or transfer will be void. However, the Committee may, in its sole discretion, allow a Participant to transfer Options by way of a bona fide gift. The donee will hold such Options subject to the Program.

8.5    Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.

8.6    Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to receive Benefits previously vested under the Program.

8.7    Governing Law. To the extent not preempted by ERISA, Missouri law will govern this Program.

8.8    Data Privacy. The Company may collect and use personal information of Participants to implement and administer the Program, which may include, without limitation, a Participant’s: employee identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. The Company may disclose such information to non-agent third parties assisting the Company in administering the Program. Additional information concerning the Company’s collection and use of personal information is available in the Privacy Policy located on the Company’s intranet site.